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                                   EXHIBIT 3.3

                          FIRST AMENDMENT TO BYLAWS OF
                           COSINE COMMUNICATIONS, INC.
                             A Delaware Corporation

THE FOLLOWING AMENDMENT TO THE BYLAWS OF COSINE COMMUNICATIONS, INC., A DELAWARE CORPORATION, WAS ADOPTED BY THE BOARD OF DIRECTORS BY UNANIMOUS WRITTEN CONSENT ON APRIL 30, 2001:

        3.2 NUMBER OF DIRECTORS.

            The authorized number of directors shall be five (5). This number may be changed by a duly adopted resolution of the board of directors.

            No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

            Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.


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